    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                SONIC SOLUTIONS
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                     93-0925818
              CALIFORNIA                          (I.R.S. EMPLOYER
    (STATE OR OTHER JURISDICTION OF            IDENTIFICATION NUMBER)
    INCORPORATION OR ORGANIZATION)


                          101 ROWLAND WAY, SUITE 110
                           NOVATO, CALIFORNIA 94945
                                (415) 893-8000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ROBERT J. DORIS
                                SONIC SOLUTIONS
                          101 ROWLAND WAY, SUITE 110
                           NOVATO, CALIFORNIA 94945
                                (415) 893-8000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
           WITH COPIES OF ALL ORDERS, NOTICES AND COMMUNICATIONS TO:
                               AUGUST J. MORETTI
                        HELLER EHRMAN WHITE & MCAULIFFE
525 UNIVERSITY AVENUE, SUITE 1100, PALO ALTO, CALIFORNIA 94301-1900 (650) 324-
                                     7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                                    PROPOSED MAXIMUM  PROPOSED MAXIMUM    AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE   OFFERING PRICE  AGGREGATE OFFERING  REGISTRATION
         TO BE REGISTERED              REGISTERED      PER SHARE          PRICE(2)           FEE
-----------------------------------------------------------------------------------------------------
 Common Stock, no par value(1)...       461,538          $3.875          $1,788,460          $528
-----------------------------------------------------------------------------------------------------
                                                            TOTAL:       $1,788,460          $528

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(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on April 17, 1998, as reported on The Wall Street Journal.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                              P R O S P E C T U S
                                461,538 SHARES
                                SONIC SOLUTIONS
                                 COMMON STOCK

  This Prospectus may be used only in connection with the resale, from time to time, of up to 461,538 shares (the "Shares") of Common Stock, no par value, (the "Common Stock") of Sonic Solutions (the "Company"), for the account of the selling stockholder identified below (the "Selling Stockholder"). All of the Shares covered hereby are to be sold by the Selling Stockholder, who may originally receive the Shares by converting the shares of Series C Preferred Stock of the Company (the "Series C Preferred Stock") which such Selling Stockholder acquired pursuant to a Private Securities Subscription Agreement executed between the Company and the Selling Stockholder as of March 31, 1998 (the "Subscription Agreement"). The Series C Preferred Stock is currently convertible to shares of Common Stock on a share-to-share basis (the "Initial Conversion Rate") subject to adjustment for stock splits, stock dividends or other similar transactions. Subject to certain limitations, the Initial Conversion Rate may be reduced if the Company sells or issues dilutive equity securities at an effective purchase price of less than $3.00 per share. The Company will not receive any proceeds from the sale of Shares by the Selling Stockholder. The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company.

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SNIC". On April 17, 1998, the closing price for the Common Stock, as reported on the Nasdaq National Market, was $3.75 per share.

  Shares offered by this Prospectus by the Selling Stockholder may be offered for sale from time to time by the Selling Stockholder at such prices and on such terms as may then be obtainable, in negotiated transactions, or otherwise. See "Plan of Distribution". This Prospectus may be used by the Selling Stockholder or by any broker-dealer who may participate in sales of securities covered hereby. The Selling Stockholder and the brokers and dealers through whom such sales are effected may be deemed to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). The Selling Stockholder will pay all commissions, transfer taxes, and certain other expenses associated with the sales of securities by them. Pursuant to an agreement with the Selling Stockholder, the Company has paid the expenses of the preparation of this Prospectus and certain other expenses. The Company has also agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act.

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the prescribed fees.

           SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                        (SEE "RISK FACTORS" ON PAGE 4)

                               ----------------
THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
                               ----------------
                 THE DATE OF THIS PROSPECTUS IS APRIL   , 1998

  No dealer, salesman, or any other person has been authorized to give any information or to make any representations or projections of future performance other than those contained in this Prospectus, and any such other information, projections, or representations, if given or made, must not be relied upon as having been so authorized. The delivery of this Prospectus or any sale hereunder at any time does not imply that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction where, and to any person to whom, it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such Registration Statement, reports, proxy statements and other information can be inspected and copied at public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at such address. Such reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison, Chicago, Illinois 60661, and at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

                      DOCUMENTS INCORPORATED BY REFERENCE

  There are hereby incorporated in this Prospectus by reference the following documents filed pursuant to the 1934 Act: (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; (ii) the Company's Quarterly Report on Form 10-Q for the fiscal quarters ended June 30, 1997, September 30, 1997 and December 31, 1997; and (iii) the description of the Company's Common Stock contained in the registration statement filed under the 1934 Act registering such Common Stock under Section 12 of the 1934 Act.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to: 101 Rowland Way, Suite 110, Novato, California 94945, Attention: Investor Relations, telephone: (415) 893-8000.

                            PROSPECTUS SUPPLEMENTS

  The Selling Stockholder may acquire from the Company, by way of conversion of the Series C Preferred Stock which such Selling Stockholder acquired pursuant to the Subscription Agreement, the Shares covered hereby, in one or more tranches. The timing of conversion of the Series C Preferred Stock will be determined by the Selling Stockholder. The amount of Shares to be issued to the Selling Stockholder upon conversion of Series C Preferred Stock will be determined by the conversion rate applicable at the time of such conversion. Upon each conversion of Series C Preferred Stock into shares of Common Stock, the Company will supplement this Prospectus to reflect the amount of Shares to be resold by the Selling Stockholder.

                             PROSPECTUS SUPPLEMENT

  On                , 199 , the Selling Stockholder acquired, by way of
conversion of       shares of Series C Preferred Stock which such Selling
Stockholder acquired pursuant to the Subscription Agreement,            Shares
from the Company, and this Prospectus relates to the resale of such Shares. See "Selling Stockholder" in the Prospectus which is hereby modified by this Prospectus Supplement, as follows:

                                  THE COMPANY

  Sonic Solutions ("Sonic" or the "Company") designs, develops, manufactures and markets digital tools for professionals who manipulate media--sound, images, moving pictures and text--in computer based settings. SonicStudio(TM) is a line of digital audio random access editing and processing systems, commonly known as Digital Audio Workstations ("DAWs"). SonicStudio systems are used by a wide range of audio professionals to prepare recorded sound for release on Digital Audio Compact Discs ("CDs"), for inclusion in film and video sound tracks, and for broadcast on radio and television. The Company's Sonic MediaNet product is an FDDI-compliant, high-speed local area network and file management system that is optimized for management of data intensive file transfers typically required in digital video, digital audio, computer graphics and desktop publishing. The Company's DVD Creator product line ("DVD Creator") is a complete workgroup solution for DVD premastering. It includes MPEG-2 video encoding, audio preparation and encoding, and disc authoring, layout and formatting. The Company's Sonic On-Air product line provides broadcast production and delivery solutions for radio broadcast networks and stations.

  Sonic's products generally include application software and specialized hardware installed on a personal computer. Sonic's products are designed to improve the productivity and effectiveness of media professionals, enabling them to process and manipulate more material in a given amount of time and to achieve results which would have been impossible using traditional linear analog or digital technology.

                                 RISK FACTORS

  The information about the Company included or incorporated by reference herein contains forward looking statements that involve risks and uncertainties, including the risks detailed below. The Shares of Common Stock offered hereby involve a high degree of risk and prospective purchasers should carefully consider the following factors.

  Lack of Profitability. The Company has been unprofitable during each of the last two fiscal years and the first three quarters of the current fiscal year. The Company's future performance is subject to a number of risks as outlined below. There can be no assurance that the Company will return to profitability.

  SonicStudio and Strategy. In 1989, the Company introduced the Sonic System(TM), now called SonicStudio(TM), a family of digital audio workstations for professional audio users. A wide range of audio professionals now use SonicStudio to prepare recorded sound for release on CD, for inclusion in film and video sound tracks, and for broadcast on radio and television. SonicStudio consists of extensive applications software as well as specialized hardware installed in a personal computer. Currently, SonicStudio is compatible with various models of Macintosh personal computers. The Company plans to introduce in fiscal 1999 or later versions of SonicStudio compatible with other computer platforms. Because of the uncertain nature of such development, there can be no assurance that problems or delays will not be encountered which will delay or prevent such versions of the SonicStudio from reaching market. In light of the substantial costs associated with such development, the financial results of the Company would be materially adversely affected if such introduction were delayed for a significant period of time.

  Sonic MediaNet Future Developments. It is the Company's intention to introduce a second generation Sonic MediaNet product line in fiscal 1999, incorporating newer networking technologies and increased performance levels. In April 1997, the Company announced its intention to base the second generation Sonic MediaNet product line on FibreChannel technology. FibreChannel is a 1 Gigabit per second network which, practically, can deliver more than 40 Megabytes per second throughput, allowing uncompressed, professional quality digital video and multiple tracks of high-resolution audio to be transferred in real time. In the last quarter of the 1998 fiscal year, the Company substantially altered its approach to the new MediaNet product line, by deciding significantly to de-emphasize the dependence of the second generation product line on Sonic-designed plug-in FibreChannel hardware, and by making the software components of the new product line on Sonic-designed plug-in FibreChannel hardware, and by making the software components of the new product line more broadly compatible with a number of networking technologies in addition to FibreChannel, including 10BaseT and 100BaseT Ethernet. The Company intends to introduce the first components of the revised second generation product line, now called "Sonic LightSpeed", in the early part of the 1999 fiscal year. There can be no assurance that the Company will be successful in developing such a product line, or that, if successfully developed, such a second generation product line will be attractive to customers when compared to other network product offerings. Further, transition between the first generation and second generation product lines may present a number of difficulties for the Company, including slow sell through or returns of dealer stocks of the first generation product. Such difficulties could have an adverse affect on results of operations for future periods.

  Risks Associated with DVD Creator. While the Company believes that DVD Creator represents a significant opportunity and it is the Company's current intention to further increase expenditures for DVD development and marketing in the 1998 and 1999 fiscal years, there are a number of risks surrounding this initiative. These risks include but are not limited to the following:

  . DEVELOPMENT RISK--The Company is new to the development of MPEG video processing hardware and is utilizing a newly developed chip set that is single sourced from IBM. Unanticipated development problems in the continued production of the IBM chip set, the boards designed by the Company incorporating the chip set, or the accompanying software could seriously delay future releases of DVD Creator. Newly developed technology of this kind is often subject to rapid changes in ways that may prove challenging to the Company. For example, the Company has been advised by IBM that IBM will introduce a new chip set in early 1998 to replace the currently shipping chip set. While the Company believes that the new chip set will be largely compatible with its existing software and designs, incorporation of the new chip set in the Company's video processing hardware will require a revision of its currently shipping circuit board set, and some modification of its system software. In addition, the new chip set or board could encounter either design or production problems which would require another version of the chip or the board to be developed, a process which can consume several months. While the Company believes that there may be alternatives available to it from other OEM suppliers, there can be no assurance that such alternatives would be available on commercially reasonable terms and in the time frame needed. Sonic is also delivering as part of DVD Creator, Dolby Digital and MPEG-2 audio encoding and decoding capabilities by programming the Company's USP and other audio signal processing cards and by designing co-processing hardware. While Sonic has significant experience in signal processing of high quality digital audio, it has only limited experience with Dolby Digital and MPEG-2 audio encoding and decoding. Finally, authoring for DVD-Video is complex. Since the introduction of DVD Creator in 1996, the Company incorporated into the DVD Creator product line a format authoring system called Scenarist developed by Daikin Industries of Japan. The format authoring step is particularly complex and demanding for the DVD-Video format, and, accordingly, format authoring software is quite complicated. In September 1997, the Company announced the addition of DVD Producer, a new DVD-Video format authoring system developed by Sonic. While the Company has commenced shipments of DVD Producer, there is continuing development associated with this product which is necessary to make the package a compelling alternative to Scenarist from the point of view of end user customers. In addition, because of the complexity of development of tools of this kind, there can be no assurance that problems or "bugs" do not exist in the software which will be discovered only as customers attempt to replicate DVD-Video discs made with the product. In addition, there appears to be interest in the market in DVD premastering systems running on the Windows NT platform. While it is the Company's current intention to "port" DVD Creator to provide versions of DVD Creator running on the Windows NT platform during 1998, there can be no assurance that the porting process will proceed in a speedy and trouble-free way.

  . MARKET RISK; CONSUMER MARKET--The DVD-Video format and players were introduced in Japan and some parts of Asia in late 1996, in North America in early 1997, and are expected to be introduced in quantity in Europe in the spring of 1998. Many industry observers expect the format to be attractive to consumers since it combines high-quality digital video, six-channel surround sound, multiple language tracks, sub-titles, and interactive story branching, among other features and permits "feature length" movies and videos to be delivered on a "Compact Disc" sized disc. Although there has been significant interest in the DVD format among industry analysts and members of the press, there can be no assurance that the DVD-Video format will be readily accepted by consumers. There are a number of consumer entertainment formats that will compete with DVD-Video in the future, including broadcast TV, cable TV, high definition digital TV, VHS cassettes, direct broadcast satellite systems, and Internet distribution, among others. It is possible that the DVD format will fail to attain "critical mass" acceptance among consumers.

  . MARKET RISK; COMPETITION--The DVD-Video format has generated significant interest in the professional marketplace. Sonic anticipates that a number of companies will provide MPEG-2 video encoding capabilities, audio encoding capabilities and authoring systems for the professional user. Sonic is aware of a number of companies working in some or all of these areas, some of which have released or announced competitive products, including C-Cube Microsystems, Digital Vision, FutureTel, Innovacom, Lucent, Minerva, 3DO, Philips, Matsushita, Toshiba, Pioneer, Dolby Laboratories, Optibase, Cagent, and Sony, among others. A number of these companies have financial or organizational resources significantly greater than those available to the Company and/or greater familiarity with certain technologies involved in DVD premastering solutions. While the Company believes that it can engineer a solution of acceptable or superior quality at a competitive price point, there can be no assurance that competitive offerings will not be available in the market, and will not be better received than Sonic's offering. As of September 30, 1997, the Company's exclusive distributorship (outside Japan) of the Scenarist DVD-Video authoring package lapsed according to the terms of agreements between Daikin Industries of Japan and Sonic and after that time the Company continued to distribute the Scenarist authoring package on a non-exclusive basis. As of March 18, 1998, the Company's non-exclusive distributorship of the Scenarist DVD-Video authoring package lapsed according to the terms of agreements between Daikin and Sonic. Daikin has taken a number of steps to develop relationships with other distribution partners, including Minerva, Digital Vision, Optibase, and Cagent, and has clearly signaled to the marketplace Daikin's intention to compete vigorously with Sonic. Specifically, Daikin has announced to the market the upcoming availability of Scenarist on the Windows NT platform. While the Company believes that it can compete effectively with Daikin and its distribution partners, and that customers will prefer DVD Producer on the Macintosh platform to Scenarist on the Windows NT platform, or that the Company will be able to provide Windows NT versions of DVD Producer and DVD Creator within a reasonable time frame, there can be no assurance that the Company's products will be preferred over those of competitors.

  . MARKET RISK; CORPORATE MARKET--The Company has signaled its intention to introduce in 1998 versions of its DVD-related products to service corporate applications of the DVD format. In addition to the development risks surrounding any new product introduction, the Company's DVD-Corporate product introduction is dependent upon successful marketing, distribution, sales and customer support strategies and programs. The Company has only limited experience in selling to corporate customers and the required strategies and programs are likely to be significantly different from those the Company is familiar with in the professional audio and video markets. There can be no assurance that the Company has correctly identified the corporate opportunity or that the Company will be able to establish the necessary distribution channels to sell and support the DVD-Corporate products. The Company expects expenses to increase to support research and development and sales and marketing efforts related to the DVD-Corporate products in fiscal years 1998 and 1999. The Company's results of operations will be materially adversely affected if these new products do not achieve market acceptance.

  . FORMAT RISK; DELAYS--There were a number of delays in reaching agreement on the final specification for DVD-Video, including disagreements within the DVD Consortium (now called the DVD Forum) and among various companies, industry associations and political organizations concerning issues involving copyright protection schemes and sharing of royalty revenues from patented technologies involved in the DVD format. The final specification of the DVD-Video format was published by the DVD Consortium in August, 1996, and an apparently final approach to the problem of encryption of data was announced in October, 1996. Other aspects of the DVD format have continued to be controversial. For example, while the DVD Forum has promulgated standards for DVD-R ("DVD-Recordable"), and for DVD-RAM ("DVD-Read/Write/Erase"), certain companies and groups of companies have indicated their intention to introduce into the market products which are intended to be alternatives to the official DVD-R and DVD-RAM standards. The DVD-Audio standard is now circulating in draft form among members of the DVD Forum and various trade associations representing the music recording industry. While a finalized standard is now expected in the spring or summer of 1998, some companies--principally Sony Corporation and Philips--have indicated that they intend not to support the DVD-Audio format but instead intend to introduce an alternative next generation audio format called "Super Audio CD." Continued controversy surrounding the DVD format in general has the potential to delay or halt the adoption of DVD by the consumer electronics and personal computer industries, and this could have a significant negative impact on the Company's business. Also, while the DVD-Video format is now standardized, Divx, a joint venture company funded in part by Circuit City Stores, has indicated its intention to introduce a specialized format built on top of the DVD-Video format, requiring a specialized player. Because of the support the Divx proposal has received from certain important content holders, some industry observers have expressed the opinion that consumer confusion regarding Divx, or consumer hesitation while waiting for the rollout of Divx players in the latter part of 1998 will seriously retard the adoption of the DVD-Video format. This also could have a significant negative impact on the Company's business.

  UltraSonic Processor Product Transition; Transition Difficulties. During the third and fourth quarters of the fiscal year ended March 31, 1995, and throughout the fiscal year ended March 31, 1996, the Company experienced problems in executing a transition to a SonicStudio product line including a new DSP card, the UltraSonic Processor ("USP"). In November 1994 at the Audio Engineering Society ("AES") fall convention in San Francisco, the Company introduced major changes to its SonicStudio product line, including the introduction of its new UltraSonic Processor ("USP") for higher end SonicStudio configurations as well as a repositioning of SonicStudio systems based on the older SSP-3 DSP card. The Company incorporates the USP card in SonicStudio configurations priced at the mid-range and upper-end of the SonicStudio product line. The USP, like the SSP-3 card, is a high performance signal processing card that allows the input, output, storage, and retrieval of digital audio. Compared to the SSP-3 card, the USP offers higher processing speeds and the ability to handle more channels of digital audio input and output per card, as well as the ability to play back from hard disk a larger number of tracks of digital audio. The Company experienced a number of difficulties in connection with the product transition which are discussed more fully in the Company's Form 10-K for the fiscal year ended March 31, 1996 on file with the Securities and Exchange Commission. While the Company has put in place policies and procedures to address these difficulties, there can be no assurance that the Company will not experience similar problems in the introduction of new products in the future.

  Computer Platform Dependence. All of the Company's current products operate on, and a significant portion of the Company's planned future products will operate on, Macintosh computers. The Company's results of operations could be materially adversely affected if the Company or its customers or dealers are unable to obtain sufficient quantities of Macintosh computers. There can be no assurance that the Macintosh will be a preferred computer in the professional and corporate audio and DVD markets in the future. Any future changes to the operating system or architecture of the Macintosh computer could require the Company to adapt its products to those changes, and any inability to do so, or delays in doing so, could render the Company's current and future products obsolete. At the moment it is unclear what the future operating system environment of Macintosh computers will be, and, if Apple Computer discontinues support for the existing Mac OS family and insists on Macintosh developers' migrating to the new operating system, there can be no assurance that the Company will be able to migrate the Company's products onto such a new operating system or will be able to do so in a timely fashion.

  Sonic MediaNet. Sonic MediaNet is a high performance, fully distributed networking system designed specifically to handle digital audio, digital video, high resolution graphics and other multimedia data types. Sonic MediaNet allows users to share digital audio and other "multimedia" data types efficiently among multiple workers in a facility. Sonic MediaNet combines FDDI or CDDI (fiber-based or copper-based) technology with a special file system running on SCSI disks attached directly to the network cards. This file system, called the Digital Media File System (DMFS), addresses the needs of multimedia applications. In addition to its use in digital audio applications, Sonic MediaNet has uses in other areas of the computer industry whenever work groups wish to collaborate on applications which require high, sustained rates of data transfer, a high degree of compatibility with conventional computing systems and some degree of guaranteed bandwidth. Sonic MediaNet addresses the problems of data sharing typically encountered by users of time sensitive and bandwidth intensive applications such as digital video, computer graphics and desktop publishing. The Company commenced commercial shipments of Sonic MediaNet in the first calendar quarter of 1994.

  The Company has announced its intention to introduce to the market a new version of Sonic MediaNet in 1998 based on the FibreChannel standard. This product, sometimes referred to as "Sonic MediaNet II" and now called "Sonic LightSpeed", is intended to offer increased performance levels and to attract new customers to the use of Sonic MediaNet products, particularly customers in the professional digital video arena. While the Company believes that it will introduce Sonic LightSpeed in 1998, there can be no assurance that its development efforts will be successful or that difficulties or problems will not be encountered which delay or prevent introduction of the Sonic LightSpeed product line as planned. As noted above, the Company substantially changed its approach to Sonic LightSpeed in the fourth quarter of the 1998 fiscal year by deciding to de-emphasize the use of proprietary FibreChannel hardware in Sonic LightSpeed and by making the software components of Sonic LightSpeed more broadly compatible with other networking technologies including 10baseT and 100baseT Ethernet and there can be no assurance that other significant changes will not be made in the Sonic LightSpeed introduction plans. In addition, the networking market is highly competitive, with purchase decisions influenced by a variety of factors, including the cost of adoption, overall performance, standards compliance and interoperability with other platforms and devices. The networking market is a far more diverse market than the professional audio and video markets the Company has historically addressed and requires a different marketing, sales, distribution and customer support strategy. The Company has limited experience selling, distributing or supporting products such as Sonic MediaNet and Sonic LightSpeed, and there can be no assurance that the Company will be able to establish the necessary distribution channels to sell and support Sonic MediaNet or Sonic LightSpeed or that the Company will be successful in marketing and selling Sonic MediaNet or Sonic LightSpeed or any of its other new products in new market segments. The Company expects expenses to increase to support research and development and sales and marketing efforts related to the Sonic LightSpeed in 1998 and 1999. The Company's results of operations will be materially adversely affected if these new products do not achieve market acceptance.

  SonicStudio Sales and Distribution. The Company sells its SonicStudio(TM) products through a network of dealers and distributors augmented with sales and technical support which is provided both to dealers/distributors and to customers by the Company's headquarters and regional sales and support staff. Generally, dealers and distributors are assigned a territory on an exclusive, semi-exclusive or non-exclusive basis for part or all of the SonicStudio product line. Sales leads are generated by the Company's dealers and distributors, by the Company's regional sales managers, and by the Company's advertising and other direct marketing activities. The Company works with dealers, distributors and customers to provide technical and sales support as required to facilitate the sales process.

  The complexities of the SonicStudio and the length of the typical sales cycle require the Company's dealers and distributors to possess a high level of technical aptitude, as well as adequate financial resources. Only a limited number of dealers and distributors possess the required technical expertise and financial resources, and the Company has experienced difficulties in identifying and establishing relationships with such dealers and distributors. The Company's business and financial performance may be materially adversely affected by any failure of the Company's distributors and sales force to achieve sales levels consistent with the Company's expectations. This is particularly true with international dealers and distributors which possess additional difficulties with fluctuations in exchange rates, difficulties in managing accounts receivable, tariff regulations, foreign safety and radio frequency emissions regulations and difficulties in obtaining export licenses, among other factors. In addition, certain of the Company's dealers and distributors sell products which may compete directly or indirectly with the Company's products. There can be no assurance that these dealers and distributors will not devote greater resources to selling products from other companies. Failure of the Company's dealers or distributors to successfully market the Company's products could have a material adverse effect on the Company's results of operations.

  Research and Development. The markets for the Company's products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend in part on its continued ability to enhance its existing products and to introduce new products and features to meet changing customer requirements and evolving industry standards. The Company's research and development efforts are subject to a number of risks, and there can be no assurance that the Company's research and development efforts will be successful or completed in a timely manner. In addition, future Company products and enhancements may contain undetected or unresolved errors which could adversely impact market acceptance. There can be no assurance that the Company will successfully complete the development of these enhancements and products or that the Company's products will achieve market acceptance. Any delay or failure to complete development of the Company's products and any failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company's results of operations.

  Competition. Sonic's competitors may be able to develop products comparable or superior to those offered by the Company, or to adapt more quickly than the Company to rapidly evolving market requirements and technologies. In addition, other companies possessing competitive technologies or which are active in the Company's markets may attempt to develop products that compete with the Company's products. There can be no assurance that Sonic will be able to continue to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on the Company's results of operations.

  Geographic Exposure; Pacific Rim Situation. The Company has traditionally, and intends in the future, to realize a significant percentage of its revenues in areas outside the United States. For instance, in some quarters non-U.S. revenue has constituted as much as 52% of total Company revenues and it is possible that in the future the Company will experience demand for its products outside the United States exceeding these levels. The Company is, accordingly, highly exposed to factors which might make it difficult to realize revenues outside the United States including currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, import and export restrictions and duties which inhibit non-U.S. demand, and liquidity problems in various foreign markets. In particular, in the quarter ending December 31, 1997, the Company experienced significant problems closing business in the Pacific Rim area, especially in Korea. To the extent that the Pacific Rim economies do not improve, it is likely that the Company's results of operations will be significantly adversely affected.

  Proprietary Rights. The Company's future success will depend in large part on its proprietary technology. The Company relies on a combination of trade secret, copyright law, trademark law, contracts and technical measures to establish and protect its proprietary rights in its products. The Company's products are generally sold pursuant to purchase and license agreements which contain terms and conditions restricting unauthorized disclosure of the proprietary software embodied in its products. The Company has applied in the United States for patents covering certain of its technology and may apply for additional patents in the future. There can be no assurance that the patents applied for or any additional patents applied for by the Company will issue, or that any patents that may be issued will be valid and enforceable. In addition, even if any such patents were enforceable, the Company anticipates that any attempt to enforce its patents will be time consuming and costly.

  Although the Company relies to a great extent on trade secret protection for much of its technology, and has obtained confidentiality agreements from most of its employees, there can be no assurance that third parties will not independently develop the same or similar technology, obtain unauthorized access to the Company's proprietary technology or misuse the technology to which the Company has granted access.

  The Company believes that, due to the rapid proliferation of new technologies in the audio, video and general software industries, intellectual property protection of the Company's proprietary technology will be less influential on the Company's ability to compete in its target markets than the ability of the Company's research and development staff to design products that continue to address evolving customer requirements, and the ability of the Company to enter new markets and to service its customers. In addition, the Company has substantial international sales, and the laws of foreign countries treat the protection of proprietary rights differently from, and may not protect the Company's proprietary rights to the same extent as do, laws in the United States.

  The status of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted recently on fundamental technologies in the multimedia area and patents may be issued which relate to fundamental technologies incorporated into the Company's products. Since patent applications in the United States are not publicly disclosed until the patent issues, applications may have been filed which, if issued as patents, would relate to the Company's products. In addition, the Company has never conducted a comprehensive patent search relating to all of the technology used in its products. Accordingly, there may be issued patents which relate to the Company's products. There can be no assurance that any infringement claims will not be made or that they will not be successful. The Company could incur substantial costs in defending itself and its customers against any such claims, or in prosecuting infringement claims against third parties. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief which could effectively block the Company's ability to sell its products in the United States and abroad, as well as substantial damages. Such equitable relief could materially adversely effect the Company's results of operations. In the event of a claim of infringement, the Company and its customers may be required to obtain one or more licenses from third parties. There can be no assurance that the Company or its customers could obtain necessary licenses from third parties at a reasonable cost or at all. Failure to obtain any such required license would have a material adverse effect on the Company's results of operations.

  In this regard, the Company has been advised by a patent holder that Sonic MediaNet infringes patents covering basic token ring technology. The Company believes that Sonic MediaNet does not infringe such patents, and that if its does, a license will be available on terms which are reasonable from the Company's point of view. However, there can be no assurance that such a license agreement will be available on terms which will not have a material adverse effect on the Company's results of operations.

  The Company has also been advised that its use of the "MediaNet" trademark infringes the rights of the owner of the trademark "MediaNet" registered for a product line in an application unrelated to the Company's business. The Company has negotiated a non-financial settlement regarding the usage of the MediaNet name with the owner of the registered trademark and the Company believes that the settlement was concluded on terms which are reasonable from the Company's point of view.

  Manufacturing and Suppliers; Technology Partners. Sonic's hardware products are either manufactured under contract by various electronics manufacturing and assembly houses in the San Francisco Bay Area or are purchased as completed sub-assemblies from manufacturers. Final assembly, integration and testing is performed at Sonic's Novato, California facility. Generally, Sonic's dealers or third parties supply the Macintosh computer for use with the SonicStudio and DVD Creator.

  The Company is dependent on sole-source suppliers for certain key components used in its products, including DSP, AES/EBU audio receiver/transmitter and FDDI chips, all manufactured by Motorola, Inc., SCSI controller chips manufactured by NCR Corp., field programmable logic arrays manufactured by Xilinx, Inc. and Altera, MPEG encoding/decoding chip set manufactured by IBM, CDDI modules manufactured by Cisco Systems, Inc., and specialized static RAM manufactured by Integrated Device Technologies ("IDT"), among others. The Company purchases these sole-source components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply agreements. In December 1994, the Company experienced shortages in certain key components (IDT Static RAM and Motorola AES Transceivers) for the USP card, the SSP-3 card, and their peripherals. The USP card, the SSP-3 card and their peripherals have several sole-sourced components and the Company cannot guarantee that adequate supplies of these components will be available in future quarters. The Company experienced a supply limitation of DSP chips from Motorola, Inc., in the fall of 1993, which the Company was able to remedy by purchasing DSP chips from other sources at greater cost. Any extended future interruption or limitation in the supply of any of the components currently obtained from a single source could have a material adverse effect on the Company's results of operations. Also, because of the Company's reliance on these sole-source components, the Company may be subject to increases in component costs which could have an adverse effect on the Company's results of operations. In the past, the Company has scheduled introduction of certain products based on the scheduled availability of components from third parties and has experienced delays in the timely availability of these components. If such delays occur in the future, the introduction of the Company's proposed new products would be delayed and could have a material adverse effect on the Company's results of operations.

  Early in the 1997 fiscal year the Company began exploring various "outsourcing" alternatives for further streamlining its manufacturing operations. In the summer of 1996, the Company began shifting various hardware products into an outsourcing arrangement with Time Electronics. Under this arrangement, Time is responsible for purchasing components, assembly into circuit cards, and testing of hardware products. Time's responsibility is to produce according to forecast schedules provided by Sonic. During the quarter ended March 31, 1997, approximately 65% of all product shipped by Sonic during the quarter were procured through this outsourcing program. It is the Company's current intention to continue to shift its production into outsourcing until only new or prototype products are manufactured directly by the Company. Sonic expects that this point will be reached within the 1998 fiscal year.

  While an outsourcing approach presents a number of advantages to Sonic, there are various risks that are an inherent part of such a program. Chief among these is that the Company's production is significantly dependent on a single source. Financial, operational or supply problems encountered by Time could result in Sonic's inability to obtain timely delivery of finished product. Any such difficulties would adversely effect the Company's financial results.

  Virtually all of Sonic's currently shipping products are designed to run on versions of the Macintosh personal computer which is a principal product of Apple Computer, Inc. Apple Computer has lately experienced a serious erosion of market share in the personal computer marketplace. A number of industry observers have suggested that Apple Computer cannot long remain a viable supplier of desktop computers. While the Company intends to introduce Windows NT versions of many of its products in the 1999 fiscal year there can be no assurance that these developments will be successful or timely. In the event that Sonic's products do not become available on alternate platforms to the Macintosh, and in the event that Apple Computer experiences further reversals in the marketplace, the Company's business could be seriously negatively affected.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                             SELLING STOCKHOLDER*

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholder as of April 20, 1998. Because a Selling Stockholder may sell some or all of the Shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the actual amount of Shares that will be held by the Selling Stockholder after completion of such distribution. See "Plan of Distribution".

                             COMMON STOCK                        COMMON STOCK
                          BENEFICIALLY OWNED                  BENEFICIALLY OWNED
                         PRIOR TO OFFERING(1)                   AFTER OFFERING
                         ------------------------COMMON STOCK -----------------------
                          NUMBER     PERCENT(2)   TO BE SOLD  NUMBER      PERCENT(2)
                         ----------- ------------------------ ---------   -----------
Hambrecht & Quist Guar-
 anty...................     631,904        7.1%   461,538           --            --
 Finance, LLC
 One Bush Street
 San Francisco, CA 94104
 TOTALS:................     631,904        7.1%   461,538           --            --

--------
(1) The Selling Stockholder is deemed to beneficially own (i) the 461,538 Shares issuable upon conversion of the Series C Preferred Stock acquired by such Selling Stockholder, in accordance with the initial conversion rate applicable to such conversion and (ii) 130,100 shares of Common Stock issuable upon exercise of warrants held by such Selling Stockholder (see "Description of Capital Stock"). In addition, the Selling Stockholder currently beneficially owns 40,266 shares of Common Stock.
(2) Applicable percentage of ownership is based on 8,247,339 shares of Common Stock outstanding as of April 14, 1998.

  The Shares offered hereby by the Selling Stockholder may be acquired, by way of conversion of the Series C Preferred Stock which such Selling Stockholder acquired pursuant to the a Private Securities Subscription Agreement between the Company and the Selling Stockholder dated as of March 31, 1998 (the "Subscription Agreement"). Under the Subscription Agreement, the Selling Stockholder represented to the Company that it was acquiring the shares of Series C Preferred Stock from the Company without any present intention of effecting a distribution of those shares. However, in accordance with the Subscription Agreement, the Company agreed to register the underlying shares of Common Stock issuable upon conversion of the Series C Preferred Stock held by the Selling Stockholder, for resale by the Selling Stockholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

  The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.
--------
* This page will be modified to reflect the number of Shares acquired by the Selling Stockholder by way of conversion of the Series C Preferred Stock, as set forth on the Prospectus Supplement.

                             PLAN OF DISTRIBUTION

  All or a portion of the Shares offered hereby by the Selling Stockholder may be delivered and/or sold in transactions from time to time on the over-the-counter market, on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholder may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder. The Selling Stockholder and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholder with respect to the Shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

  Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Shares, from such purchaser). Broker-dealers may agree with the Selling Stockholder to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing
(a) the name of any such broker-dealers; (b) the number of Shares involved;
(c) the price at which such Shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented; and (f) other facts material to the transaction.

  Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the Resale of Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholder.

  The Selling Stockholder will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The Shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this Prospectus.

                         DESCRIPTION OF CAPITAL STOCK

  As of the date of this Prospectus, the authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value ("Common Stock"), and 10,000,000 shares of Preferred Stock, no par value ("Preferred Stock").

COMMON STOCK

  As of April 14, 1998, there were 8,247,339 shares of Common Stock outstanding held of record by approximately 110 registered stockholders. The Company believes however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 110 beneficial owners. The holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive rateably such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share rateably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no pre-emptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. This could have the effect of decreasing the market price of the Common Stock. The Company has issued 461,538 shares of Series C Preferred Stock to the Selling Stockholder pursuant to the Subscription Agreement. The Company has no present plans to issue any additional shares of Preferred Stock.

WARRANTS AND OPTIONS

  In connection with the receipt by the Company of a financing facility from the Selling Stockholder in December 1996, the Company issued to the Selling Stockholder warrants to purchase 130,100 shares of Common Stock at an exercise price of $7.00 per share (the "$7 Warrants") and warrants to purchase 130,100 shares of Common Stock at an exercise price of $10.00 per share (the "$10 Warrants"). The Selling Stockholder may exercise all of the warrants at any time on or before December 24, 2003. In December 1997, the Selling Shareholder exercised on a "net" basis all of the $7 Warrants and received 40,266 shares of Common Stock. In March 1998, in connection with renegotiation of the terms of the financing facility, the exercise price of 90,000 of the $10 Warrants was reduced to $3.25.

  Under the Company's September 1989 Stock Option Plan (the "Plan"), options to purchase up to an aggregate of 2,090,000 shares of Common Stock may be granted to key employees, directors and consultants. Grants of options to the directors of the Company may not exceed 140,000 shares. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are cancelled three months after termination of employment. The Board of Directors and/or the President administer the Plan.

  During 1995, the Company adopted the 1994 NonEmployee Directors Stock Option Plan which provides for the grant of stock options to the Company's nonemployee directors. Under this plan, stock options are granted annually at the fair market value of the Company's common stock on the date of grant. The number of options so granted annually is fixed by the plan. Such options generally vest over four years from the grant date. The total number of shares to be issued under this plan may not exceed 100,000 shares. There were 4,000 options outstanding at March 31, 1997.

                                 LEGAL MATTERS

  The legality of the issuance of the securities being offered hereby is being passed upon for the Company by Heller Ehrman White & McAuliffe, Palo Alto, California.

                                    EXPERTS

  The audited financial statements and schedules of the Company as of March 31, 1997 and March 31, 1996 and for each of the three years in the period ended March 31, 1997 incorporated by reference herein and in the related Registration Statement have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

      Securities and Exchange Commission Registration Fee...............    $528
      Accounting Fees...................................................  $2,000
      Legal Fees and Disbursements...................................... $10,000
      Miscellaneous.....................................................    $472
                                                                         -------
        TOTAL:.......................................................... $13,000
                                                                         =======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of the Registrant's Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant to the fullest extent permissible under California law. The Registrant has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

ITEM 16. EXHIBITS.

 EXHIBIT DESCRIPTION
 ------- -----------
  4      Private Securities Subscription Agreement between Registrant and
         Hambrecht & Quist Guaranty Finance, LLC dated as of March 31, 1997
  5      Opinion of Heller Ehrman White & McAuliffe
 23.1    Consent of Heller Ehrman White & McAuliffe (included in Exhibit 5)
 23.2    Consent of KPMG Peat Marwick LLP
 24      Power of Attorney (See Page II-3)

ITEM 17. UNDERTAKINGS.

 A. The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  B. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such Director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Novato, State of California, on the 20th day of April, 1998.

                                          Sonic Solutions

                                                   /s/ Robert J. Doris,
                                          By __________________________________
                                                     ROBERT J. DORIS,
                                                         PRESIDENT

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Doris or A. Clay Leighton, or either of them, with the power of substitution, her or his attorney in fact, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURES                        TITLE                 DATE

         /s/ Robert J. Doris           President and            April 20, 1998
-------------------------------------   Director
           ROBERT J. DORIS

         /s/ James A. Moorer           Senior Vice              April 20, 1998
-------------------------------------   President of Audio
           JAMES A. MOORER              Development and
                                        Director


          /s/ Mary C. Sauer            Senior Vice              April 20, 1998
-------------------------------------   President of
            MARY C. SAUER               Business
                                        Development and
                                        Director

        /s/ Michael C. Child           Director                 April 20, 1998
-------------------------------------
          MICHAEL C. CHILD

        /s/ Robert M. Greber           Director                 April 20, 1998
-------------------------------------
          ROBERT M. GREBER

       /s/ Peter J. Marguglio          Director                 April 20, 1998
-------------------------------------
         PETER J. MARGUGLIO

        /s/ A. Clay Leighton           Vice President of        April 20, 1998
-------------------------------------   Finance and Chief
          A. CLAY LEIGHTON              Financial Officer
                                        (Principal
                                        Financial
                                        Accounting Officer)

                                SONIC SOLUTIONS

                                 EXHIBIT INDEX

 EXHIBIT DESCRIPTION                                                       PAGE
 ------- -----------                                                       ----
  4      Private Securities Subscription Agreement between Registrant and Hambrecht & Quist Guaranty Finance, LLC dated as of March
         31, 1997
  5      Opinion of Heller Ehrman White & McAuliffe
 23.1    Consent of Heller Ehrman White & McAuliffe (included in Exhibit
         5)
 23.2    Consent of KPMG Peat Marwick LLP
 24      Power of Attorney (See Page II-3)

--------